Exhibit 99.1

Travelport Worldwide Limited Reports Second Quarter 2015 Results

STRONG Q2 FINANCIAL PERFORMANCE AND POSITIVE FULL YEAR OUTLOOK

LANGLEY, U.K., August 4, 2015 — Travelport Worldwide Limited (NYSE: TVPT) announced today its financial results for the second quarter ended June 30, 2015.

Key Points

•	Strong Q2 financial performance with Adjusted Income per Share (diluted) of $0.29, up $0.43 year over year
•	Net revenue up 1% to $554 million; 15% growth in Asia Pacific and RevPas up 4% to $6.00
•	Adjusted Free Cash Flow generation of $54 million, up $68 million
•	Over 110 airlines participating in the world’s leading merchandising solution within the indirect channel, Travelport Rich Content and Branding, enabling airlines to retail their entire product offering
•	Beyond Air revenue up 12% to $122 million, being 23% of Travel Commerce Platform revenue (Q2 2014: 21%)
•	eNett revenue growth of 27%; on target to achieve 50% reported revenue growth for the full year
•	Hospitality segment attachment up 12% to 48 per 100 airline tickets issued
•	Acquisition of MTT to accelerate Travelport’s mobile growth strategy
•	Positive outlook for full year 2015

Gordon Wilson, President and CEO of Travelport, commented:

“Our strong second quarter performance means that we now expect full year earnings to be closer to the top end of our guidance ranges for 2015. Looking at the business, I am delighted that more and more airlines are turning to us for our industry-leading merchandising capabilities, including Rich Content and Branding which enables airlines to market their entire product suite and brand propositions through Travelport in the same way they do on their own websites and direct channels.  We now have over 110 carriers signed to this solution, including, most recently, all of the Lufthansa Group airlines. To add further strength to our Platform, we completed the acquisition of MTT in July.  Mobile travel commerce, in which MTT specializes, is at the forefront of the evolution of how travel is being consumed and, combined with the power, content and reach of our Travel Commerce Platform, will spearhead our growth strategy with an increased digital offering to the travel industry.”

Summary

	Three months ended June 30,			Six months ended June 30,
(in $ millions, except per share amounts)	2015	2014	Better / (Worse)	2015	2014	Better / (Worse)
Net revenue	554	551	1%	1,126	1,123	—
Operating income	63	60	4%	97	135	(29)%
Net income (loss)	16	5	236%	9	(22)	140%
Income (loss) per share – diluted	$0.12	$0.05	142%	$0.06	$(0.38)	115%
Adjusted EBITDA	137	146	(6)%	274	297	(7)%
Adjusted Net Income (Loss)	35	(9)	*	65	(6)	*
Adjusted Income (Loss) per Share – diluted	$0.29	$(0.14)	*	$0.53	$(0.09)	*
Net cash provided by operating activities	81	19	*	92	42	119%
Adjusted Free Cash Flow	54	(14)	*	33	(18)	283%
Cash dividend per share	$0.075	—	*	$0.15	—	*

* Not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Income (Loss) per Share, Capital Expenditures, Net Debt, Trading Working Capital, Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. Please refer to pages 10, 12 and 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures. We have not reconciled Adjusted EBITDA guidance to net income (loss) guidance because we do not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, litigation and related costs, and other items, as certain of these items are out of our control and/or cannot be reasonably predicted.

1

Discussion of Results for the Second Quarter of 2015

Unless otherwise stated, all comparisons are for the second quarter of 2015 compared to the second quarter of 2014.

Net Revenue and Adjusted EBITDA

Net revenue is comprised of:

	Three Months Ended June 30,		Change
(in $ millions)	2015	2014	$	%
Air	$400	$410	$(10)	(2)
Beyond Air	122	108	14	12
Travel Commerce Platform	522	518	4	1
Technology Services	32	33	(1)	(3)
Net Revenue	$554	$551	$3	1

Net revenue increased by $3 million, or 1%, to $554 million primarily due to growth in Travel Commerce Platform revenue of $4 million, or 1%. RevPas increased 4% to $6.00 driving a $15 million increase which was offset by lower volumes. International Reported Segments increased 1% driving $3 million of the increase, offset by an 8% decrease in U.S. Reported Segments, due to the impact of our 2014 renegotiated contract with Orbitz Worldwide, Inc. (“Orbitz Worldwide”), driving $14 million of the decrease. Overall, Total Reported Segments decreased 3% to 87 million.

Within Travel Commerce Platform revenue, a $14 million increase in Beyond Air revenue was partially offset by a $10 million decrease in Air revenue. The Air revenue decrease was mainly attributable to lower volumes from our 2014 renegotiated contract with Orbitz Worldwide and the European region, offset by growth in the Asia Pacific region. Beyond Air revenue increased 12% to $122 million primarily driven by continued growth in hospitality and payments. Technology Services revenue decreased marginally by $1 million due to the negative impact of our renegotiated Delta Air Lines hosting contract (effective July 1, 2014) being largely offset by growth elsewhere in IT solutions and application development services.

Adjusted EBITDA decreased by $9 million, or 6%, to $137 million. The decrease is primarily the result of lower volumes and increased expenses as we continue to grow our platform through acquisition, expansion of our go-to-market commercial capabilities, and incremental public company administrative expenses.

Operating Income

Operating income increased by $3 million, or 4%, to $63 million primarily due to lower non-core corporate costs of $12 million (mainly unrealized gain on foreign currency derivative contracts) offset by decrease in Adjusted EBITDA of $9 million.

Net Income

Net income increased by $11 million to $16 million primarily as a result of a $57 million decrease in interest expense and loss on early extinguishment of debt. This was due to the deleveraging, debt refinancing and IPO transactions completed in 2014, a $4 million improvement related to provision for income taxes and $3 million increase in operating income, offset by a $52 million decrease in gain in sale of shares of Orbitz Worldwide related to the transaction completed in 2014.

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) increased by $44 million to $35 million.

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $62 million to $81 million primarily as a result of a $58 million decrease in interest payments.

Adjusted Free Cash Flow

Adjusted Free Cash Flow increased by $68 million, primarily as a result of changes in our net cash provided by operating activities.

Net Debt

Net Debt increased from $2,275 million at December 31, 2014 to $2,310 million at June 30, 2015, and is comprised of $2,459 million in total debt less $149 million in cash, cash equivalents and cash held as collateral.

2

Business Update

Industry-leading air merchandising solution continues to rapidly gain traction across the airline community

•	During the period, we launched Travelport Smartpoint 6.0, the latest version of our state of the art point-of-sale application designed for travel agencies and travel management companies (TMCs). The new release provides several enhancements including access to Rich Content and Branding, inclusive of airlines’ branded fares and ancillaries, at more key stages of the customer experience.
•	Airlines from all major geographies continue to subscribe to our merchandising solutions including Rich Content and Branding, with recent signings including several leading airlines such as Etihad Airways (the national airline of the United Arab Emirates), AirAsia (Asia’s largest low-cost carrier) and Virgin Australia (Australia’s second largest airline).
•	Over 110 airlines are now participating in this high value-add distribution capability. Of these, around 80 airlines – including Air Canada, Air China, and the Lufthansa Group (Lufthansa, Austrian Airlines, Brussels Airlines and Swiss) – are actively merchandising their enriched product content through Travelport, including branded fares and ancillaries, in the same way as they do on their own websites.

Significant new wins in Europe and Asia Pacific, and continued strong momentum in corporate and leisure travel

•	In Europe, a new and incremental long-term agreement was signed with Unister, a German-based company that operates some of the leading national and international online travel websites, including Germany´s largest online travel agency (OTA). We also won incremental business at Travelgenio, one of the largest and fastest-growing OTAs in Spain.
•	Strong momentum continues in Asia Pacific where we signed new or extended agreements with several key travel agencies and OTAs, including new business with two of the largest OTAs in China, Et-Win International and Jintong International. In addition, a new content and data partnership agreement was signed with Alitrip, the online travel platform of the Alibaba Group.
•	In Australia and New Zealand, we renewed a multi-year contract with Flight Centre Travel Group, and we were appointed as Helloworld Limited’s premium preferred travel commerce services partner. Helloworld, formerly Jetset Travelworld, comprises a network in excess of 1,700 locations across Australia and New Zealand, transacting approximately A$5 billion of business in their 2014 financial year.
•	New agreements in the global corporate travel space further expanded our reach, including Travel Store, a leading TMC based in Portugal and strategic partner of American Express Global Business Travel, and Montrose Travel, one of the largest TMCs in the U.S.
•	We also signed a new and exclusive multi-year contract for the use of our Travel Commerce Platform with the Radius Travel network. Radius, headquartered in the U.S., is one of the world’s leading global TMCs with member agencies operating in more than 80 countries, managing more than US$23 billion of annual corporate travel spending.

Continued strong growth in Beyond Air

Hospitality

•	Hospitality segments booked per 100 airline tickets issued via our Platform increased to 48 in Q2 (from 43 in Q2 2014), reflecting the significant increases in hotel and car content that we have made available over the last 18 months.
•	Travelport Hotelzon, our corporate hotel booking application, announced its entry into Germany, Spain and Italy, and strengthened its sales and product teams in France, Finland and the U.K. Hotelzon now operates in 14 European countries, compared to four at the time of acquisition in May 2014. The business is delivering significant new corporate customers across Europe, enabling the booking of corporate negotiated rates at independent hotel properties with real-time reservation.
•	Car rental bookings continued to see strong growth in Q2, with car rental days sold up 7% year over year.

Payments

•	eNett continues to grow its share of business at existing customers as well as rapidly adding new customers to its roster. Momentum going into the second half of the year is strong, with eNett recently adding 23 new application programming interface (API) customers who have now fully implemented and are transacting with eNett’s VAN solution.
•	VAN GDV increased by 57% in Q2 (on a constant currency basis), and by 64% in the first half of 2015, also on a constant currency basis. On a reported basis, VAN GDV increased by 33% in Q2 and by 39% in the first half of 2015.
•	eNett net revenue for Q2 was $20 million, representing growth of 27% year over year, which was lower than the second quarter growth in VAN GDV due to adverse currency movements (see Impact of Foreign Exchange Movements below).
•	Technology firm Conferma and Sabre Corporation announced the North American launch of a pre-funded virtual payment solution for travel buyers, utilizing eNett’s VAN solution, with a focus on small and medium-sized TMCs.
•	eNett also announced a new partnership with MetGlobal, a major global travel company offering wholesale accommodation in over 200,000 hotels across 198 countries.

3

Acquisition of MTT

On July 3, 2015, Travelport completed its acquisition of Mobile Travel Technologies Ltd. (MTT), a private company based in Dublin, Ireland that is the leading mobile travel platform and mobile technology provider for global airlines and travel companies with customers including easyJet, Singapore Airlines and leading TMC, BCD Travel. The purchase price for the MTT acquisition was €55 million on a cash-free, debt-free basis, which was funded from our cash resources.

We expect the MTT acquisition to be accretive to our financial performance beginning in 2016, including income per share, while having an immaterial impact on our financial performance in 2015. MTT will form part of our Beyond Air portfolio.

Outlook and Financial Guidance

The third quarter of 2015 has started well and momentum across the business remains positive. Our guidance for the full year 2015 is unchanged, as detailed below, although we expect Adjusted EBITDA, Adjusted Net Income and Adjusted Income per Share (diluted) to be closer to the top end of our guidance ranges.

(in $ millions, except per share amounts)	FY 2015 Guidance
Net revenue	$2,160 - $2,240
Adjusted EBITDA	$518 - $533
Adjusted Net Income	$88 - $103
Adjusted Income per Share – diluted	$0.72 - $0.84
Adjusted Free Cash Flow	$125 - $150

This guidance assumes spot foreign exchange rates as of July 28, 2015, together with the impact of foreign exchange rate hedges undertaken during 2014 as part of our rolling hedging program.

The forward-looking statements above, as well as those made elsewhere within this press release, reflect expectations as of August 4, 2015. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (SEC) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars.

With approximately 95% of our net revenue denominated in U.S. dollars in Q2, exchange rate movements in this currency have a low impact on our reported net revenue. eNett, which represented approximately 4% of our net revenue in Q2, is the largest source of non-U.S. dollar net revenue. Approximately 80% of eNett’s net revenue in Q2 was denominated in currencies other than U.S. dollars.

Of our costs and expenses in Q2, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 70% were denominated in U.S. dollars. We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar which are the main non-U.S. dollar components of our costs and expenses.

Management estimates that the year over year impact of foreign exchange movements on Q2 Adjusted EBITDA was immaterial.

Capital Allocation

We continuously seek to optimize our allocation of capital in order to meet the strategic needs of the business.  This includes investment in the organic growth of the business, pursuing strategic acquisition opportunities, and supporting our dividend policy (see Dividend below), while maintaining a longer term target to reduce our Net Debt to below three times Adjusted EBITDA.

We are clear that any contemplated acquisition must complement our existing activities by adding technology and/or emerging adjacent technologies that could create significant long-term growth and shareholder value.

4

Dividend

On July 31, 2015, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the second quarter of 2015. The dividend will be payable on September 17, 2015 to shareholders of record on September 3, 2015.

Travelport intends to maintain its current dividend policy of paying quarterly cash dividends in arrears of $0.075 per share of our common stock.  The declaration and payment of all future dividends, if any, will be at the discretion of our Board of Directors and will depend upon our financial condition, earnings, contractual conditions, restrictions imposed by our credit agreement, any future indebtedness or preferred securities or applicable laws and other factors that our Board of Directors may deem relevant.

Conference Call

The Company’s second quarter 2015 earnings conference call will be held later today (on August 4, 2015) beginning at 8:00 a.m. (Eastern Time). A live audiocast of the presentation and accompanying slides will be available via the Investors section of Travelport’s website at ir.travelport.com. Please visit the site or follow this link to pre-register. A replay of the audiocast will be made available on the Investors section of Travelport’s website shortly after the end of the earnings call and will be available for one year after the earnings call.

Analyst and Investor Day

Travelport will hold its inaugural Analyst and Investor Day on Thursday, December 17, 2015 in New York, NY. Further details on the agenda and audiocast of this event will be made available prior to the date.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications
Tel: +44 (0)1753 288 720
kate.aldridge@travelport.com

5

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the global travel and tourism industry. With a presence in over 170 countries, over 3,500 employees and 2014 net revenue of over $2.1 billion, Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on provider capacity and inventory resulting from consolidation of the airline industry; the impact that our outstanding indebtedness may have on the way we operate our business; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as eNett, in which we own a majority interest. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2015 and our Quarterly Report on Form 10-Q filed with the SEC on May 6, 2015, which are available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

6

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ millions, except share data)	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Net revenue	$554	$551	$1,126	$1,123

Costs and expenses
Cost of revenue	335	337	684	690
Selling, general and administrative	98	97	226	185
Depreciation and amortization	58	57	119	113
Total costs and expenses	491	491	1,029	988

Operating income	63	60	97	135
Interest expense, net	(39)	(87)	(78)	(170)
Loss on early extinguishment of debt	—	(9)	—	(14)
Gain on sale of shares of Orbitz Worldwide	—	52	6	52

Income before income taxes and share of earnings (losses) in equity method investments	24	16	25	3
Provision for income taxes	(8)	(12)	(16)	(22)
Share of earnings (losses) in equity method investments	—	1	—	(3)

Net income (loss)	16	5	9	(22)
Net income attributable to non-controlling interest in subsidiaries	(1)	(1)	(2)	(3)

Net income (loss) attributable to the Company	$15	$4	$7	$(25)

Income (loss) per share – Basic:
Income (loss) per share	$0.13	$0.05	$0.06	$(0.38)

Weighted average common shares outstanding - Basic	122,269,482	69,376,053	121,842,792	66,304,416

Income (loss) per share – Diluted:
Income (loss) per share	$0.12	$0.05	$0.06	$(0.38)

Weighted average common shares outstanding - Diluted	122,717,897	71,426,025	122,672,763	66,304,416

7

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in $ millions, except share data)	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$127	$139
Accounts receivable (net of allowances for doubtful accounts of $16 and $14)	232	184
Deferred income taxes	3	5
Other current assets	93	84
Total current assets	455	412
Property and equipment, net	438	414
Goodwill	996	997
Trademarks and tradenames	314	314
Other intangible assets, net	585	619
Cash held as collateral	22	26
Deferred income taxes	9	9
Other non-current assets	91	101
Total assets	$2,910	$2,892
Liabilities and equity
Current liabilities:
Accounts payable	$69	$73
Accrued expenses and other current liabilities	440	426
Current portion of long-term debt	58	56
Total current liabilities	567	555
Long-term debt	2,401	2,384
Deferred income taxes	56	54
Other non-current liabilities	240	237
Total liabilities	3,264	3,230
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of both June 30, 2015 and December 31, 2014)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 122,492,876 shares and 121,411,360 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	—	—
Additional paid in capital	2,702	2,715
Accumulated deficit	(2,891)	(2,898)
Accumulated other comprehensive loss	(186)	(174)
Total shareholders’ equity (deficit)	(375)	(357)
Equity attributable to non-controlling interest in subsidiaries	21	19
Total equity (deficit)	(354)	(338)
Total liabilities and equity	$2,910	$2,892

8

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in $ millions)	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Operating activities
Net income (loss)	$9	$(22)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	119	113
Amortization of customer loyalty payments	36	37
Gain on sale of shares of Orbitz Worldwide	(6)	(52)
Amortization of debt finance costs	3	6
Accrual of repayment fee and amortization of debt discount	2	5
Loss on early extinguishment of debt	—	14
(Gain) loss on foreign exchange derivative instruments	(8)	1
Payment-in-kind interest	—	12
Share of losses in equity method investments	—	3
Equity-based compensation	19	9
Deferred income taxes	4	5
Customer loyalty payments	(42)	(45)
Pension liability contribution	(2)	(3)
Changes in assets and liabilities:
Accounts receivable	(48)	(38)
Other current assets	(5)	9
Accounts payable, accrued expenses and other current liabilities	(1)	(22)
Other	12	10
Net cash provided by operating activities	92	42

Investing activities
Property and equipment additions	(52)	(54)
Proceeds from sale of shares of Orbitz Worldwide	6	54
Business acquired, net of cash	—	(10)
Purchase of equity method investment	—	(10)
Net cash used in investing activities	(46)	(20)

Financing activities
Proceeds from revolver borrowings	—	50
Repayment of revolver borrowings	—	(50)
Repayment of term loans	(12)	(8)
Repayment of capital lease obligations	(16)	(15)
Release of cash provided as collateral	4	9
Purchase of non-controlling interest in subsidiary	—	(65)
Dividend to shareholders	(19)	—
Payment related to early extinguishment of debt	—	(3)
Tax withholding for equity awards	(14)	—
Other	—	(1)
Net cash used in financing activities	(57)	(83)

Effect of changes in exchange rate on cash and cash equivalents	(1)	—
Net decrease in cash and cash equivalents	(12)	(61)
Cash and cash equivalents at beginning of period	139	154
Cash and cash equivalents at end of period	$127	$93

Supplementary disclosures of cash flow information
Interest payments	73	150
Income tax payments, net	13	13
Non-cash exchange of debt for equity	—	317
Non-cash capital lease additions	25	6
Non-cash purchase of property and equipment	27	—

9

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of net income (loss) to Adjusted Net Income (Loss) and Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2015	2014	2015	2014
Net income (loss)	$16	$5	$9	$(22)
Adjustments:
Amortization of intangible assets	19	20	38	39
Loss on early extinguishment of debt	—	9	—	14
Share of (earnings) losses in equity method investments	—	(1)	—	3
Gain on sale of shares of Orbitz Worldwide	—	(52)	(6)	(52)
Equity-based compensation and related taxes	9	8	21	9
Corporate and restructuring costs	6	3	8	6
Other – non cash (*)	(17)	(1)	(7)	(3)
Tax impact of adjustments	2	—	2	—
Adjusted Net Income (Loss)	35	(9)	65	(6)
Adjustments:
Depreciation and amortization of property and equipment	39	37	81	74
Amortization of customer loyalty payments	18	19	36	37
Interest expense, net	39	87	78	170
Remaining provision for income taxes	6	12	14	22
Adjusted EBITDA	$137	$146	$274	$297

(*) Other—non cash includes (i) unrealized losses (gains) on foreign currency exchange derivative contracts and revaluation losses (gains) on our euro denominated debt of $(16) million and $0 million for the three months ended June 30, 2015 and 2014, respectively, and $(6) million and $(1) million for the six months ended June 30, 2015 and 2014, respectively, and (ii) other (gains) of $(1) million for each of the three months and six months ended June 30, 2015 and $(1) million and $(2) million for the three months and six months ended June 30 2014, respectively.

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities, Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2015	2014	2015	2014
Adjusted EBITDA	$137	$146	$274	$297
Add (Less):
Interest payments	(35)	(93)	(73)	(150)
Tax payments	(6)	(6)	(13)	(13)
Customer loyalty payments	(19)	(19)	(42)	(45)
Changes in Trading Working Capital	2	25	(34)	14
Changes in accounts payable and employee related payables	8	(13)	(6)	(32)
Pensions liability contribution	(1)	(3)	(2)	(3)
Changes in other assets and liabilities	1	(15)	(3)	(17)
Other adjusting items (*)	(6)	(3)	(9)	(9)
Net cash provided by operating activities	81	19	92	42
Add: other adjusting items (*)	6	3	9	9
Less: capital expenditures on property and equipment additions	(25)	(28)	(52)	(54)
Less: repayment of capital lease obligations	(8)	(8)	(16)	(15)
Adjusted Free Cash Flow	54	(14)	33	(18)
Add: interest paid	35	93	73	150
Unlevered Adjusted Free Cash Flow	$89	$79	$106	$132

(*) Other adjusting items relate to payments for costs included within operating income but excluded from Adjusted EBITDA. These comprise of $6 million and $3 million of payments relating to corporate cost payments during the three months ended June 30, 2015 and 2014, respectively and $9 million of payments relating to corporate cost payments for each of the six months ended June 30, 2015 and 2014.

10

TRAVELPORT WORLDWIDE LIMITED

OPERATING STATISTICS

(unaudited)

Net revenue is comprised of:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ millions)	2015	2014	% Change	2015	2014	% Change
Air	$400	$410	(2)	$832	$855	(3)
Beyond Air	122	108	12	232	205	13
Travel Commerce Platform	522	518	1	1,064	1,060	—
Technology Services	32	33	(3)	62	63	(1)
Net Revenue	$554	$551	1	$1,126	$1,123	—

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ millions)	2015	2014	% Change	2015	2014	% Change
Asia Pacific	$115	$100	15	233	$201	15
Europe	150	155	(3)	316	333	(5)
Latin America and Canada	24	22	10	48	45	6
Middle East and Africa	75	75	—	148	147	1
International	364	352	3	745	726	3
United States	158	166	(5)	319	334	(4)
Travel Commerce Platform	$522	$518	1	1,064	$1,060	—

The table below sets forth Travel Commerce Platform segments by region and global RevPas:

	Segments (in millions)
	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Asia Pacific	16	14	13	33	30	12
Europe	20	22	(8)	43	47	(9)
Latin America and Canada	4	4	13	8	8	10
Middle East and Africa	10	10	(3)	20	20	(2)
International	50	50	1	104	105	—
United States	37	40	(8)	78	82	(6)
Travel Commerce Platform Reported Segments	87	90	(3)	182	187	(3)

International	$7.25	$7.07	3	$7.15	$6.95	3
United States	$4.30	$4.13	4	$4.12	$4.07	1
Travel Commerce Platform RevPas	$6.00	$5.75	4	$5.86	$5.68	3

Other Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except where specified)	2015	2014	% Change	2015	2014	% Change
Transaction value processed on the Travel Commerce Platform	$21,611	$23,716	(9)	$43,454	$46,571	(7)
Airline tickets issued	30	31	(4)	61	64	(3)
Percent of Air segment revenue from away bookings	65%	63%	2	65%	63%	2
Hotel room nights sold	17	16	5	33	31	6
Car rental days sold	24	22	7	45	41	9
Hospitality segments per 100 airline tickets issued	48	43	12	45	40	11
Capital Expenditures	$33	$36	(7)	$68	$69	(3)

* Not meaningful

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net, and income taxes.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, Inc., non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as foreign currency gains (losses) on euro denominated debt, and earnings hedges along with any income tax related to these exclusions.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Virtual Account Number Gross Dollar Value (“VAN GDV”) represents total dollar value of transactions settled via the eNett Virtual Account Number payment solution. The Company analyzes eNett’s VAN GDV on a constant currency basis, so that the growth in VAN GDV can be considered excluding movements in foreign exchange rates since the prior period. VAN GDV on a constant currency basis is computed by comparing current period’s VAN GDV restated using corresponding prior period’s average monthly foreign exchange rates, to prior period’s actual VAN GDV. This measure on a constant currency basis is considered to provide useful information to management about eNett’s VAN GDV, because it facilitates an evaluation of eNett’s year over year performance on a comparable basis.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents, and cash held as collateral.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by our travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

Trading Working Capital is defined as assets and liabilities directly related to our core trading operations (accounts receivables and deferred revenue from travel providers and travel agencies, current prepaid travel agency incentive payments and accounts payable and accrued liabilities for commissions and incentives).

Unlevered Adjusted Free Cash Flow is defined as Adjusted Free Cash Flow adjusted to remove the impact of cash interest payments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss), as determined under U.S. GAAP. In addition, Adjusted Net Income (Loss) and Adjusted EBITDA may not be comparable to similarly named measures used by other companies. We have included Adjusted Net Income (Loss) and Adjusted EBITDA as they are the primary metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. They are also used by our Board to determine incentive compensation for future periods.

We believe our important measures of liquidity are Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. These measures are useful indicators of our ability to generate cash to meet our liquidity demands. We believe Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow provide investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. We believe these measures give management and investors a better understanding of the cash flows generated by our underlying business, as our interest payments are primarily related to the debt incurred in relation to previous business acquisitions, cash paid for other adjusting items are unrelated to the underlying business and our Capital Expenditures are primarily related to the development of our operating platforms. Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow are non-GAAP measures and may not be comparable to similarly named measures used by other companies. These measures should not be considered as measures of liquidity or cash flows from operations as determined under U.S. GAAP.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, which we believe are ongoing costs of doing business, as well as other items which are not allocated to the operating businesses such as interest expense and related taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted EBITDA and Adjusted Net Income (Loss) and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated statements of operations.

The management uses Net Debt to review the Company’s overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

We present Trading Working Capital which is a non-GAAP measure. We view Trading Working Capital as a key liquidity measure to understanding our cash sources and uses from operations.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

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